EXHIBIT 4.53

OREA Ontario Real Estate Association

Agreement of Purchase and Sale

Commercial

Form 500
for use in the Province of Ontario

This Agreement of Purchase and Sale dated this 19 day of May, 2023

BUYER: Cestar Holdings INC. (Full legal names of all Buyers), agrees to purchase from

SELLER: Visionary Education Technology Holdings Group Inc. (Full legal names of all Sellers), the following

REAL PROPERTY:

Address 41 Metropolitan Rd E

fronting on the south side of Metropolitan Rd E

in the City of Toronto

and having a frontage of 447.47 more or less by a depth of 413.27 more or less and legally described as Plan 4597, Designated As Parts 1 & 5 Plan 66R-2190 (Legal description of land including easements not described elsewhere) (the "property")

PURCHASE PRICE: ~~Seventeen~~ ~~Twenty~~ Eighteen Million ~~Twenty One Million Three Hundred Thousand~~ ~~Sixteen~~ ~~Twenty One~~ ~~Fifteen Million Eight Hundred Thousand~~ Dollars (CDN$) ~~$20,300,000.00~~ ~~17,300,000.00~~ ~~21,300,000.00~~ $18,000,000.00 ~~16,800,000.00~~ ~~$21,800,000.00~~ ~~15,800,000.00~~ Dollars

FZ FZ FZ FZ FZ FZ FZ

DEPOSIT: Buyer submits upon acceptance (Herewith/Upon Acceptance/as otherwise described in this Agreement)

Eight Hundred Thousand Dollars (CDN$) 800,000.00

by negotiable cheque payable to RE/MAX EXCEL REALTY LTD., BROKERAGE "Deposit Holder" to be held in trust pending completion or other termination of this Agreement and to be credited toward the Purchase Price on completion. For the purposes of this Agreement, "Upon Acceptance" shall mean that the Buyer is required to deliver the deposit to the Deposit Holder within 24 hours of the acceptance of this Agreement. The parties to this Agreement hereby acknowledge that, unless otherwise provided for in this Agreement, the Deposit Holder shall place the deposit in trust in the Deposit Holder's non-interest bearing Real Estate Trust Account and no interest shall be earned, received or paid on the deposit.

Buyer agrees to pay the balance as more particularly set out in Schedule A attached.

SCHEDULE(S) A B **attached hereto form(s) part of this Agreement.**

1. **IRREVOCABILITY:** This offer shall be irrevocable by ~~Buyer~~ ~~Seller~~ ~~Buyer~~ ~~Seller~~ ~~Buyer~~ Seller (Seller/Buyer) until 11:00 ~~am~~ p.m. (a.m./p.m.) on the 31 ~~30~~ ~~27~~ ~~25~~ ~~20~~ 23 ~~29~~ day of May, 2023, after which time, if not accepted, this offer shall be null and void and the deposit shall be returned to the Buyer in full without interest.

2. **COMPLETION DATE:** This Agreement shall be completed by no later than 6:00 p.m. on the 22 ~~12~~ day of June ~~September~~, 2023. Upon completion, vacant possession of the property shall be given to the Buyer unless otherwise provided for in this Agreement.

INITIALS OF BUYER(S): **INITIALS OF SELLER(S):** FZ

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 Page 1 of 9

3. **NOTICES:** The Seller hereby appoints the Listing Brokerage as agent for the Seller for the purpose of giving and receiving notices pursuant to this Agreement. Where a Brokerage (Buyer's Brokerage) has entered into a representation agreement with the Buyer, the Buyer hereby appoints the Buyer's Brokerage as agent for the purpose of giving and receiving notices pursuant to this Agreement. **Where a Brokerage represents both the Seller and the Buyer (multiple representation), the Brokerage shall not be appointed or authorized to be agent for either the Buyer or the Seller for the purpose of giving and receiving notices.** Any notice relating hereto or provided for herein shall be in writing. In addition to any provision contained herein and in any Schedule hereto, this offer, any counter-offer, notice of acceptance thereof or any notice to be given or received pursuant to this Agreement or any Schedule hereto (any of them, "Document") shall be deemed given and received when delivered personally or hand delivered to the Address for Service provided in the Acknowledgement below, or where a facsimile number or email address is provided herein, when transmitted electronically to that facsimile number or email address, respectively, in which case, the signature(s) of the party (parties) shall be deemed to be original.

FAX No.: 905-475-4770 (For delivery of Documents to Seller) FAX No.: 416-490-1928 (For delivery of Documents to Buyer)

Email Address: 8892518@gmail.com (For delivery of Documents to Seller) Email Address: ray79683816@gmail.com (For delivery of Documents to Buyer)

4. **CHATTELS INCLUDED:**

Unless otherwise stated in this Agreement or any Schedule hereto, Seller agrees to convey all fixtures and chattels included in the Purchase Price free from all liens, encumbrances or claims affecting the said fixtures and chattels.

5. **FIXTURES EXCLUDED:**

6. **RENTAL ITEMS (Including Lease, Lease to Own):** The following equipment is rented and **not** included in the Purchase Price. The Buyer agrees to assume the rental contract(s), if assumable:

The Buyer agrees to co-operate and execute such documentation as may be required to facilitate such assumption.

7. **HST: If the sale of the property (Real Property as described above) is subject to Harmonized Sales Tax (HST), then such tax shall be in addition to the Purchase Price.** The Seller will not collect HST if the Buyer provides to the Seller a warranty that the Buyer is registered under the Excise Tax Act ("ETA"), together with a copy of the Buyer's ETA registration, a warranty that the Buyer shall self-assess and remit the HST payable and file the prescribed form and shall indemnify the Seller in respect of any HST payable. The foregoing warranties shall not merge but shall survive the completion of the transaction. If the sale of the property is not subject to HST, Seller agrees to certify on or before closing, that the transaction is not subject to HST. Any HST on chattels, if applicable, is not included in the Purchase Price.

INITIALS OF BUYER(S): CH **INITIALS OF SELLER(S):** FZ

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 **Page 2 of 9**

8. TITLE SEARCH: Buyer shall be allowed until 6:00 p.m. on the 23 day of August, 2023, (Requisition Date) to examine the title to the property at his own expense and until the earlier of: (i) thirty days from the later of the Requisition Date or the date on which the conditions in this Agreement are fulfilled or otherwise waived or; (ii) five days prior to completion, to satisfy himself that there are no outstanding work orders or deficiency notices affecting the property, that its present use (as commercial) may be lawfully continued and that the principal building may be insured against risk of fire. Seller hereby consents to the municipality or other governmental agencies releasing to Buyer details of all outstanding work orders and deficiency notices affecting the property, and Seller agrees to execute and deliver such further authorizations in this regard as Buyer may reasonably require.

9. FUTURE USE: Seller and Buyer agree that there is no representation or warranty of any kind that the future intended use of the property by Buyer is or will be lawful except as may be specifically provided for in this Agreement.

10. TITLE: Provided that the title to the property is good and free from all registered restrictions, charges, liens, and encumbrances except as otherwise specifically provided in this Agreement and save and except for (a) any registered restrictions or covenants that run with the land providing that such are complied with; (b) any registered municipal agreements and registered agreements with publicly regulated utilities providing such have been complied with, or security has been posted to ensure compliance and completion, as evidenced by a letter from the relevant municipality or regulated utility; (c) any minor easements for the supply of domestic utility or telecommunication services to the property or adjacent properties; and (d) any easements for drainage, storm or sanitary sewers, public utility lines, telecommunication lines, cable television lines or other services which do not materially affect the use of the property. If within the specified times referred to in paragraph 8 any valid objection to title or to any outstanding work order or deficiency notice, or to the fact the said present use may not lawfully be continued, or that the principal building may not be insured against risk of fire is made in writing to Seller and which Seller is unable or unwilling to remove, remedy or satisfy or obtain insurance save and except against risk of fire (Title Insurance) in favour of the Buyer and any mortgagee, (with all related costs at the expense of the Seller), and which Buyer will not waive, this Agreement notwithstanding any intermediate acts or negotiations in respect of such objections, shall be at an end and all monies paid shall be returned without interest or deduction and Seller, Listing Brokerage and Co-operating Brokerage shall not be liable for any costs or damages. Save as to any valid objection so made by such day and except for any objection going to the root of the title, Buyer shall be conclusively deemed to have accepted Seller's title to the property.

11. CLOSING ARRANGEMENTS: Where each of the Seller and Buyer retain a lawyer to complete the Agreement of Purchase and Sale of the property, and where the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act, R.S.O. 1990, Chapter L4 and the Electronic Registration Act, S.O. 1991, Chapter 44, and any amendments thereto, the Seller and Buyer acknowledge and agree that the exchange of closing funds, non-registrable documents and other items (the "Requisite Deliveries") and the release thereof to the Seller and Buyer will (a) not occur at the same time as the registration of the transfer/deed (and any other documents intended to be registered in connection with the completion of this transaction) and (b) be subject to conditions whereby the lawyer(s) receiving any of the Requisite Deliveries will be required to hold same in trust and not release same except in accordance with the terms of a document registration agreement between the said lawyers. The Seller and Buyer irrevocably instruct the said lawyers to be bound by the document registration agreement which is recommended from time to time by the Law Society of Ontario. Unless otherwise agreed to by the lawyers, such exchange of Requisite Deliveries shall occur by the delivery of the Requisite Deliveries of each party to the office of the lawyer for the other party or such other location agreeable to both lawyers.

12. DOCUMENTS AND DISCHARGE: Buyer shall not call for the production of any title deed, abstract, survey or other evidence of title to the property except such as are in the possession or control of Seller. If requested by Buyer, Seller will deliver any sketch or survey of the property within Seller's control to Buyer as soon as possible and prior to the Requisition Date. If a discharge of any Charge/Mortgage held by a corporation incorporated pursuant to the Trust And Loan Companies Act (Canada), Chartered Bank, Trust Company, Credit Union, Caisse Populaire or Insurance Company and which is not to be assumed by Buyer on completion, is not available in registrable form on completion, Buyer agrees to accept Seller's lawyer's personal undertaking to obtain, out of the closing funds, a discharge in registrable form and to register same, or cause same to be registered, on title within a reasonable period of time after completion, provided that on or before completion Seller shall provide to Buyer a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge, and, where a real-time electronic cleared funds transfer system is not being used, a direction executed by Seller directing payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion.

13. INSPECTION: Buyer acknowledges having had the opportunity to inspect the property and understands that upon acceptance of this offer there shall be a binding agreement of purchase and sale between Buyer and Seller.

14. INSURANCE: All buildings on the property and all other things being purchased shall be and remain until completion at the risk of Seller. Pending completion, Seller shall hold all insurance policies, if any, and the proceeds thereof in trust for the parties as their interests may appear and in the event of substantial damage, Buyer may either terminate this Agreement and have all monies paid returned without interest or deduction or else take the proceeds of any insurance and complete the purchase. No insurance shall be transferred on completion. If Seller is taking back a Charge/Mortgage, or Buyer is assuming a Charge/Mortgage, Buyer shall supply Seller with reasonable evidence of adequate insurance to protect Seller's or other mortgagee's interest on completion.

INITIALS OF BUYER(S): (CA) **INITIALS OF SELLER(S):** (FZ)

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 **Page 3 of 9**

15 , PLANNING ACT : This Agreemen t shall be effective to creole on i nteres i t n the property only if Seller complies with the subdivis ion control provisions of the Planning Ad by completion and Seller covenants lo proceed diligently at his expense toobtain any necessary consent by completion . 16 , DOCUMENT PREPARATION : The Transfer/Deed shall, save for theland Transfer Tax Affidavit, be prepared in registrable form al the expense of Seller, andany Charge/Mortgageto be given bock by the Buyer to Seller at the expense of the Buye . r If requested by Buyer, Seller covenants that th e Transfer/Deed to be de livered on completion shall contain the statements contemplated by Section 50122 ) of the Planning Act, R . S . 0 . 1990 . 17 , RiSIDENCY : lo) Subiec : t to (b) below, the Seller represents and warrants that the SeUer is not andon completion will notbea nOMesident under the non - residency provisions of the Income Tax Ad which representationand warranty shall survive and not merge upon the completion of this transaction and the Seller shall deliver to the Buyer a statutory declaration that Seller is not !hen a non - resident of Canada ; (b) provided that i f the Seller is a non - resident under the non - residency provisions of the Income Tax kt, the Buyer shall be credited towards the Purchase Price w ith the amount, if any, necessary for Buyer lo pay to the Minister of Notional Revenue lo satisfy Buyer's liability in respect of tax payable by Seller under the non - <esidency provisions of the Income Tax Act by reason of this sole . Buyer shall not claim such credit if Seller delivers on completion the prescribed certificate . 18 , ADJUSTMENTS : Any rents, mortgage interest, realty taxes Including local im provement rotes and unmetered public or private utility charges and unmetered cost of fuel, as applicable, shall be apportioned and aUowed to the day of completion, the day of completion i t self to be apportioned to Buyer . 19 , TIME LIMITS : llmeshall inallrespects be of t he essence hereof provided that the time for doing or comp leting of any matter provided for herein may be extended or abridged by on agreement in writing signed by Seller and Buyer or by the ir respective lawyers who may be spec i fically authorized in that regard . 20 , PROPERTY ASSESSMENT : The Buyer and Seller hereby acknowledge that the Province of Ontario hos implemen t ed current valu e assessment and properties may be re - assessed on on annual basis . The Buyer and Seller agree that no claim will be mode against the Buyer or Seller, or any Brokerage, Broker or Salesperson, For any changes in property tax as o result of a re - assessment of the property, save and except any property taxes that accrued prior to the completion of this transaction . 21 , TENDER : Any tender of documents or money hereunder may be mode upon Seller or Buyer or the ir respedlve lawyers on the day set for comp l etion . M«iey shall be tendered with funds drown on a lawyer' s trust account in the form of a bank draft, certified cheque or wire transfer using the Lynx high value payment system as set out and prescribed by the Canadian Payments Act (R . S . C . , 1985 , c . C - 21 }, as amended from time to time . 22 , FAMILY LAW ACT : Seller warrants that spousal consent is not necessary to this transaction under the provisions of the Family low Act, R . S . 0 . 1990 unle $$ the spouse of the Seller hos executed the consent hereinafter provided . 23 , UFFI : Seller represenl $ and warrants to Buyer that du r ing the time Seller hos owned the property, Seller hos not caused ony building on the property to be insulated with insulation oon o t ining urea formaldehyde, and thot to the best of Seller's knowledge no building on the property contains or hos ever contained insulation that conta in s urea Formal de hyde . This warranty shall survive and notmerge on the completion of this transaction, and if the building is port of a multiple unit building, this warranty shall only apply to that po r t of the building which is the subiect of this transaction . 24 , LEGAL, ACCOUNTING AND ENVIRONMENT . AL ADVICE : The porties ocknowledge that any information provided by the brokerage is not legal, tax or environmental advice, and that it hos been recommended that the parties obtain independent professional advice prior to signing th i s document . 25 . CONSUMER REPORTS : The Buyer is hereby notified that a c onsumer report contain i ng credit and /or personal infonnation may be referred to In connection with this transaction . 26 , AGREEMENT IN WRITING : If there Is conflict or discrepancy between any provision added to t his Ag r eemen(tincluding any Schedule attached hereto) and any provision in the standard pr& - set portion hereof, the added provision shall supersede the standard pr& - set provision to the extent of such eonAict or discrepancy . This Agreement including any Schedule attached hereto, shall constitute the entire Agreement between Buyer and Selle r . There is norepresentation,warranty, collateral agreement or condition, which affects this Agreement other thanasexpressed herein . For the purposes of this Agreement, Seller means vendor and Buyer means purc hase r . Th is Agreem ent shall be read with all changes of gender or number required by the context . 27 . ELECTRONIC SIGNATURES : The parties hereto consent and ogree to the use of electronic signatures pursuant to the Electronic Commerce Act , 2000 , S . O . 2000 , c 17 as amended from time to time with respect to this Agreement and any other documents respecting this transaction . 28. TIME AND DAR: Any reference to a time and dote in this Agreement shall mean the time and dote where the property is located . INITIALS OF BUYH (S) 1 cc - P m . n .. 1 •od - h REAll'ON <?IIS4&, . Mull;>i! u s.,.,;.,.,. ond o, - iolod logo, 0<• owned ƒ ' contoled by n.. Ccnoctoon R...I E - . . - . - cioaon P.EA! and ld.nlify the real ..ia1e prof.>ionok who.,,. ,,_1,en al CREA and lhe quolily of a.vice, fwy p,oo,id. . U..d uncl. t - o 2023, Onlorio Real E. - Assodolion 1•0REA·). All riQ.hh ,... Md. This form we» l,y OREA lo, lhe u>eand reproduclion l,y . me<nben and1.,.., - only. Ally ad,« u.. or reproduction 11 proh ib iled .xc.J)I wilh pnor wrfffen consent al OREA. Do notolte, wl.... printing 0t reproducing 1he a tondord pr•set portion. OREA bears noliobil ily for your u .. of thl1 lonn . INITIALS OF SEWR(S}: cw Form 500 Revised 2023 Poge 4 of 9

4

29. SUCCESSORS AND ASSIGNS: The heirs, executors, administrators, successors and assigns of the undersigned are bound by the terms herein.

SIGNED, SEALED AND DELIVERED in the presence of: IN WITNESS whereof I have hereunto set my hand and seal:

(Witness)	陈 泽 峰 (Buyer/Authorized Signing Officer) Castar Holdings INC.	(Seal)	05/19/23 (Date)
(Witness)	(Buyer/Authorized Signing Officer)	(Seal)	(Date)

I, the Undersigned Seller, agree to the above offer. I hereby irrevocably instruct my lawyer to pay directly to the brokerage(s) with whom I have agreed to pay commission, the unpaid balance of the commission together with applicable Harmonized Sales Tax (and any other taxes as may hereafter be applicable), from the proceeds of the sale prior to any payment to the undersigned on completion, as advised by the brokerage(s) to my lawyer.

SIGNED, SEALED AND DELIVERED in the presence of: IN WITNESS whereof I have hereunto set my hand and seal:

(Witness)	VISIONARY EDUCATIO TECHNOLOGY HOLDINGS INC. (FANY ZHOU) (Seller/Authorized Signing Officer)	(Seal)	05/23/23 (Date)
(Witness)	(Seller/Authorized Signing Officer)	(Seal)	(Date)

SPOUSAL CONSENT: The undersigned spouse of the Seller hereby consents to the disposition evidenced herein pursuant to the provisions of the Family Law Act, R.S.O.1990, and hereby agrees to execute all necessary or incidental documents to give full force and effect to the sale evidenced herein.

(Witness)	(Spouse)	(Seal)	(Date)

CONFIRMATION OF ACCEPTANCE: Notwithstanding anything contained herein to the contrary, I confirm this Agreement with all changes both typed and written was finally accepted by all parties at 4:13 PM (a.m./p.m.) this .... day of 05/30/23 ...., 20........

陈 泽 峰 05/30/23
(Signature of Seller or Buyer)

INFORMATION ON BROKERAGE(S)

Listing Brokerage RE/MAX EXCEL REALTY LTD., BROKERAGE (Tel.No.) 905-475-4750

MICHELLE OUYANG
(Salesperson/Broker/Broker of Record Name)

Co-op/Buyer Brokerage HOMELIFE NEW WORLD REALTY INC. (Tel.No.) (416) 490-1177

RUI ZHENG
(Salesperson/Broker/Broker of Record Name)

ACKNOWLEDGEMENT

I acknowledge receipt of my signed copy of this accepted Agreement of Purchase and Sale and I authorize the Brokerage to forward a copy to my lawyer.

(Seller) .... (Date)

(Seller) .... (Date)

Address for Service ....

.... (Tel. No.)

Seller's Lawyer ....

Address ....

Email ....

(Tel. No.) (Fax. No.)

I acknowledge receipt of my signed copy of this accepted Agreement of Purchase and Sale and I authorize the Brokerage to forward a copy to my lawyer.

陈 泽 峰 (Buyer) Castar Holdings INC. 05/19/23 (Date)

(Buyer) .... (Date)

Address for Service ....

.... (Tel. No.)

Buyer's Lawyer ....

Address ....

Email ....

(Tel. No.) (Fax. No.)

FOR OFFICE USE ONLY

COMMISSION TRUST AGREEMENT

To: Co-operating Brokerage shown on the foregoing Agreement of Purchase and Sale:
In consideration for the Co-operating Brokerage procuring the foregoing Agreement of Purchase and Sale, I hereby declare that all moneys received or receivable by me in connection with the Transaction as contemplated in the MLS® Rules and Regulations of my Real Estate Board shall be receivable and held in trust. This agreement shall constitute a Commission Trust Agreement as defined in the MLS® Rules and shall be subject to and governed by the MLS® Rules pertaining to Commission Trust.

DATED as of the date and time of the acceptance of the foregoing Agreement of Purchase and Sale. Acknowledged by:

05/23/23 (Authorized to bind the Listing Brokerage)

RUI ZHENG 05/19/23 (Authorized to bind the Co-operating Brokerage)

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 Page 5 of 9

Form 500 fo, use in Iha Province ol Ontorio Schedule A Agreement o f Purchase a nd Sale - C ommer ci a l A Ontario Real Estate Association This Schedule Is attached toand forms part of the Agreement of Purchose and So l e berween: BUYER: ... ..... . .... ... ....... ! . . 7. .. ƒ !! . - ? . SEWR: .... Y. . . ... . . . .. . f or the purchaseand sole of . .... .. ......... . 5' - .. ; . <::. .............. . . .. ........ . . . ...... . ........ . . . . . . .. ......... . . .... . . .......... . . . . ... . . ................... . ...............,.. a nd ?. . .. . . . . .. ? . .. . . : . ......... ... . .. .. . ......... ...... . . ................ . ... . .. . ... .. .. . . ... ............... . . .. .... . . .. .. ....... : . . . . .. . . ....... .... .. ..... ....... ...... . .... .. . .. ........... .... . . ...... . ..... .. . . ... . : . . ......... . . .. . . ....... . .... . . . .. ...?. . ............ ...... . .. . .. ! .. .... . ...... . .... doted the .... . .. . . !. .. . ..... .. day of .. ...... .. .. ... . ..... .. .... . ... ! . ... ....... . . .... . . .... . .... .... , 2C'f.? . .. ............ . Buyer agrees lo pay the bolonce as follows: The Buyer agrees to pay the balance of the purchase price, subject to adjustments, to the Seller on completion of this transa c tion, with funds drawn on a lawyer's trust account in the form of a bank draft, certified cheque or wire transfer using the Large Value transfer System. T we n ty &O) d a s ( uJ THIS OPPBR IS CONDITIONAL upon the Buyer obtaining at his own expense the necessary financing r:z suitable to the Buyer to complete this transaction within Sixty (60) ba&iness d a ys (Bscel.1uli.R!J /1. Satuzday, Sanday and Hel.11.j a :, a l from acceptance of this offer, failing w hich this offer shall become null and void and the Buyer's deposit shall be returned to him in full without interest or deduction. This c ondition is included for . t he sole b[?J u o e Buyer and may be waived at his option. r : z T wenty , 2 0 [1. · from acceptance of this offer upon the THIS OPPER IS CONDITIONAL for a period of Si x t y (69) following, l, conducting such inspections as it wishes on the property and the obtaining of reports satisfactory to the Buyer in its abs o l u te di s cretion at its o wn expense. The Buyer agrees to treat the results of such inspections in a strictly confidential manner and not to disclose the results to a third party except where required by law. There shall be no compulsory requirement to disclose the results to the Seller. 2 . inspecting and approving the Leases, as well as any assignments of Leases, renewals or extensions thereof ( or offer to lease if no leases are available). The Buy er agrees to treat the results of such inspections in a strictly confidential manner and not to disclose the results to a third party except where required by law. There shall be no compulsory requirement to disclose the results to the Seller. THESE CONDITIONS are inserted for the benefit of the Buyer and may be waived by written notice, in whole or in part by the Buyer. If the Buyer fails to waive these conditions, this transaction shall be deemed null and void and all deposit monies shall be returned forthwith without interest or deduction. Without derogating from any party's other obligations under this Agreement. It is agreed that the Seller shall act in good faith and use reasonable commercial efforts to satisfy or c auae to be satiafied, the conditions set forth in this section. Subsequent to acceptance, the Seller will pe rm it the Buyer and its agent access to the land and building two (2) times during normal business hours until closinr1te at times which are mutually acceptable to Seller and Buyer and Tenants. Both Buyer's a n - d Sell e r ' s I t: : 7 ' THIS OFFER IS FORTHBR CONDITIO N AL u pon the "!ni y e...._. Solici J;rz!s approv i ng the terms and conditions of the said offer within three (3) business days from acceptance of this offer, failing which this o ffer shall become null and void and the Buyer's deposit shall be returned to him in full with ou t i nterest or deduction. this condition is included for the sole benefit of the Buyer and may be waived at his option. This form must be initialled by all part i es to the Agreement of Purchase INITIALS OF BUYER ( S ): m The troct.. - b REA110Re , R£AUORS4t W4S<e , ... u s.mc.,e ondo oledlogos ore owned or conwolled by M LJ3 Tho Ca,oclicn Roal Auo ci aion and idenllly the .. - proleuionals who or. .......i..r.of aEA and the -- qualily of N<vlcos they provid e . U..d under • 0 2023, Onlario Rool Ellalo Assoc lcllon (·OREA1 . riahts re.... - ..c . l Th i s loon wm by OREA !or f>o useond reproduction bv Its members ond lieensee, only . Arw o4fwtr UM or rep'ocl,;ction Is prolllblled e,ccept with poor wnllen coruent of OQ£A. Do no/ o l ter w1 - prinling or reproducing the slat>clotd pr.Mt por1ion. OREA b.cts no llobUily for ycur use of this form . INITIALS O F S E LLER(S) : cw Form 500 Ravlsed 2023 Page 6 of 9

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Form 500
for use in the Province of Ontario

Schedule A
Agreement of Purchase and Sale – Commercial

This Schedule is attached to and forms part of the Agreement of Purchase and Sale between:

BUYER: Cestar Holdings INC., and

SELLER: Visionary Education Technology Holdings Group Inc.

for the purchase and sale of 41 Metropolitan Rd E Toronto

ON M1R 2T5 dated the 19 day of May, 2023

Buyer agrees to pay the balance as follows:

SELLER agrees to supply upon acceptance at its expense, to the Buyer a survey before closing date.

THE SELLER shall within five (5) calendar days following acceptance provide the Buyer with all information and documentation related to the building including but not limited to copies of leases, environmental audits, building specifications, roof repairs, appraisals, work orders, contracts, property management agreements, operating expenses, breakdown of taxes, maintenance and insurance in the Seller's possession.

THE SELLER SHALL within a ~~period of five~~ (5) days from the date of acceptance hereof, deliver to the Buyer a copy of architectural plans, structural, mechanical, electric, plumbing and engineering drawings in the Seller's possession.

At Seller's best knowledge, ~~THE SELLER WARRANTS and covenants with the Buyer~~ that there is not on or under the building any hazardous materials (as hereinafter defined). "Hazardous Material" means any contaminant or pollutant and means any substance that when released to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and without restricting the generality of the foregoing, hazardous Material includes any pollutant, contaminant, waste, hazardous waste or dangerous good as defined by applicable federal, provincial or municipal laws or guidelines for the protection of the natural environment or human health.

THE SELLER WARRANTS TO THE BUYER AS FOLLOWS:
1. The Seller or Tenants have not received any work order. deficiency notice Or other written notice from any authority, or board of fire insurance underwriters or anyone else, advising of any breach of any by-law, code, regulation, or standard or suggesting that any repair or work is necessary to the Property or any part thereof.

2. The Property does not contain any asbestos, urea formaldehyde or other noxious or dangerous substance or condition to the best of the Seller's knowledge;

3. As of the day of closing, the Seller will be the owner of the Property free and clear of all mortgages, charges or other encumbrances except as provided herein.

4. If there is any Work Order, or deficiency notice at closing, Seller is responsible and has a 120days to rectify such work order or deficiency notice.

This form must be initialled by all parties to the Agreement of Purchase and Sale.

INITIALS OF BUYER(S): **INITIALS OF SELLER(S):**

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 **Page 7 of 9**

Schedule A Agreement of Purchase and Sale - Commercial A Ontario Real Estate Association Form 500 fol uMJ in the Pr OYlnce of Onlotlo Th is Schedule ls ottoched to ond form s port of the Agreement of Purchase and Sale between: BUYER: ......... ..... ......... .!. !:': .. '!f - . :';1: .. .'?.: ......... .. ...... .. ... . ... . ........... . . . . . . . . . ....... . . . . . . ... . ..... ........ . . . . . .. . ......... . . . . . .......... . . ......... . ...... , . and SEWR: .... . . :". .. . . .} . ... . . .?. ...?.:. .} . ? : ...... ..... .......... ........ ......... ................. . ............ ... ......... ...... . ... .. ...... ........ . . . for the purch0$e and sole of . .. .......... ! ... - . ?. . . . . ... .... ......... .. . . . ......... .. ........ ............ ... ........ . .. . .. '!:' .:.'?. .......... .. .. . . ......... ....... ... ..... ... . ..... . . ..... 7. . .. .7. ... .............. d . ated the ........ ..:... ....... d . ay of .... ............ .. .. ...... ..... . .¥. ....... .... . .. . .. .... ... . . ... , . 2c:r.?... ............ . Buyer agrees to pay the balance as fallow s : THE SELLER COVENANTS AND AGRBBS with the Buyer that: i) as of and from t he Effecti ve Date, the Seller shall not further transfer, assign, convey or oth erwis e, in any manner whatsoever, deal with the Property or any part thereof including without limit ati on amend or renew the Leases, nor mortgage or charge the Property nor shall it allow, suff er o r permit any lien, encumbrance, restriction or interest to arise or to attach to or be regi stered against the Property, all without the Buyer's prior written consent thereto. ii) as of and from the Effective Date, the Seller shall not enter into any contracts or agreements affecting the Property without the written consent of the Buyer, iii) as of Closing, all Te nant inducements and leasehold improvement costs and charges payable or required to be paid by the Landlord pursuant to the Lease, Tenant allowances and incentives, Tenants leasehold construc tion r equi red to be performed by the Landlord pursuant t o the Leas e and all real estate commissions payable in re spect of the Lease and options thereto whether payable befo re or after Clo sing . hav e been paid, or if not pa id are the responsibility of the Seller and shall be adju s ted for on the stat em ent of adjustments. iv) the Sel ler shall provide the Buyer forthwith with all contracts related to the Property. As of Clo sing the re w ill be no con trac ts or agreements affect ing the operation of the Pro per ty; v) save and except as herein otherwise provided, the Seller shall operate, manage and maintain the Prop er ty to the Clo sing date as would a prudent owner. vi) as of •c losing, no work order shall exist; and vii) each of the representat ions and war rant ie s of the Seller made pursuant to thi s Agreeme nt shall be true and correct to the best of his knowle dge and belief and complied with fully in all resp ect at Closing. ON THE DAY OF CLOSING, the Seller agrees to deliver to the Buyer, in addition to any other clos i ng doc umentat i on , which may be required, the following; a) Deed or Transfer in regi strable form of the Property being conveyed. b) The originals of the Leases. c) an assignment by the Seller of all leases, offers to leas e . tenancy agreements and al l amendments thereto of space in the property and all rent relating ther e to. The Seller shall deli ver an indemnity in fav our of th e Buyer in co nnection with the assigned Leases and the Sell er's obligations thereund er arising prior to the Closing Date, d) A written direction from the Selle r to the Tenants directing each Tenant to pay al l futu re r entals to the Buyer, or as the Buyer may direct a nd advising the Tenant of the change in ownership . This form must be initialled by all parties to the Agreement of P urchase and Sole. INIIIALS Of BUYER($ cD m Tho RfAIJ'OR \ 9 RfAITOlS4'J . Mu_ U 1J' ancl ouociot9d logo& are owned o, La The c - .dlon Reel Eslall Aisociaion PEAi one! idenlily ... '1.ai..... proleuionoh who .... , ."'OEA and ... by -- quali1y cl ...ic.. hey p<0¥1de . Used under Sconse . 0 2023, Onlotio Real Ellolo Auaclotlon 1·0REA , 1 Al riahb ..._.....j. lhia lorm was " - loped bv OREA lor lhe use and repradudlan bv Its members and llc:AlnSffs . A,w otfle( use o, reprooudlan I s prohibited - •pl with poor wnhll consent cl OREA. Do not oiler w'hen pnnlng a, , - producing the slant3otd pr.,., par,1¢n. OREA boor, no lloblllty fa, 'fCAJI UM cl this lor m. INITIALS OF SEWR(S) : c@) Form 500 Revised 2023 Page 8 of 9

8

OREA Ontario Real Estate Association

Form 500
for use in the Province of Ontario

Schedule A
Agreement of Purchase and Sale – Commercial

This Schedule is attached to and forms part of the Agreement of Purchase and Sale between:

BUYER: Cestar Holdings INC., and

SELLER: Visionary Education Technology Holdings Group Inc.

for the purchase and sale of 41 Metropolitan Rd E Toronto

ON M1R 2T5 dated the 19 day of May, 2023

Buyer agrees to pay the balance as follows:

e) An assignment of those contracts which the Buyer is to assume (provided that nothing herein contained shall require the Buyer to assume contracts made between the Seller and a non-arms length third party) ,including a consent to the assignment by the other contracting party if required by law or the terms of the contract, and all acknowledgement by it that all payments due under the terms of the contract have been made and that the contract is not in default and is valid and subsisting, and a covenant by the Seller to that effect, together with the Seller's indemnity in connection with all and any defaults arising prior to closing relating to such contracts, and an assignment of all warranties, guarantees and similar rights which the Seller may have in relation to the Property. the Buyer shall assume only those contracts it has agreed to assume prior to closing.

f) An undertaking by the Seller to readjust any errors, omissions or changes in the Statement of Adjustments. The Buyer shall deliver a corresponding undertaking to the Seller.

g) all duplicate keys and master keys (if available) to the Building and units and facilities on the Property and all machinery.

ALL PARTIES AGREE that adjustments shall be made as of the Day of Closing with respect to rentals, taxes, utilities, overpayments of tenants' installments of tax and operating expense escalations or payments, amounts collected from the Tenant on account of amortized costs, overpayments of other landlord's recoveries from the Tenant and other similar and usual adjustments and items, prepaid rents and security deposits. No adjustment shall be made in respect of any claim of the Seller for any rental arrears, but the Seller shall remain entitled to collect such arrears, and the Buyer shall turn over to the Seller any amounts specifically received by it on account of such arrears, the Seller shall deliver to the Buyer on the Date of Closing a list setting out the Tenants and all rents in arrears by such Tenants. Fire and other insurance shall not be transferred or adjusted. The Day of Closing shall be for the Buyer's account both as to revenue and expense.

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representation or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

IT IS UNDERSTOOD AND AGREED that the Seller shall indemnify and hold harmless the Buyer for the payment of any and all work completed on the building prior to closing by any contractor. In the event that a contractor liens the property subsequent to closing for work done prior to closing, the Seller shall be responsible for any and all costs.

SELLER WARRANTS that all chattels and fixtures included in the purchase price shall be in working order on date of closing herein and free of all encumbrances. ~~This warranty shall survive for a period of two (2) years from date of closing herein.~~

~~three (3) Months~~ CH FZ FZ CH

This form must be initialled by all parties to the Agreement of Purchase and Sale.

INITIALS OF BUYER(S): CH **INITIALS OF SELLER(S):** FZ

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 500 Revised 2023 **Page 9 of 9**

OREA Ontario Real Estate Association

Schedule B

Agreement of Purchase and Sale - Commercial

Form 505
for use in the Province of Ontario

This Schedule is attached to and forms part of the Agreement of Purchase and Sale between:

BUYER: Cestar Holdings INC., and

SELLER: Visionary Education Technology Holdings Group In

for the purchase and sale of 41 Metropolitan Rd E

dated the 19 day of May, 2023

In accordance with Subsection 27 of the Real Estate and Business Brokers Act, 2002, the parties hereby acknowledges that the Deposit Holder, RE/MAX Excel Realty Ltd. Brokerage, shall place the deposit in trust in its NON-INTEREST bearing real estate trust account and no interest shall be earned, received or paid on the deposit.

The Buyer and Seller agree and/or acknowledge that all measurements and information provided by RE/MAX Excel Realty Ltd. Brokerage on the MLS listing, Feature Sheets, and any other marketing materials for the subject property, have been supplied for reference purposes only, and such RE/MAX Excel Realty Ltd. Brokerage does not warrant their accuracy. The Buyer is advised to verify any measurements or information upon which he or she is relying.

In the event that any Conditions contained in this Agreement of Purchase and Sale are not fulfilled, the parties to this Agreement (Buyer and Seller) acknowledge and accept that this Agreement shall be declared null and void. The Seller(s) shall have the right to offer the property for sale again without any consent and/or release from the Buyer(s). The Parties agree to sign a Mutual Release for this Agreement within forty-eight(48) hours thereafter.

The Parties acknowledge that no information provided by RE/MAX Excel Realty Ltd. Brokerage's representatives is to be construed as expert legal, tax, financial, building condition, zoning, construction, environmental or other professional advice. The parties further acknowledge that the representatives of the Listing Brokerages in this transaction have recommended that they consult with any such professional advisors prior to signing this Agreement.

In accordance with the Federal Privacy Act (PIPEDA), upon the acceptance of this Agreement, all parties to this transaction consent to the publication and distribution of the sale price of this property, before and after closing. The brokerages and the sales representatives named in this Agreement are authorized to advertise and disclose the sale price and other information with the exception of the names of the Buyer and Seller and any of their personal information to other realtors and to the public for the purpose of promoting their daily real estate activities.

Information provided on the MLS Listing may not be accurate. To ensure accuracy, Buyer and/or Buyer's Real Estate Agent to verify all taxes, fees and measurements.

DIRECT DEPOSIT/WIRE TRANSFER INSTRUCTIONS
Note: Funds can only be wired/deposited to our trust account on accepted offers. Please notify the Transaction Services Department by email to: dealsecretary@remaxexcel.com and provide the address of the property, client name and the amount being wired/directly deposited, a copy of the deposit receipt from the bank and a copy of the cheque or bank draft (if applicable). Please note this could take 3-4 days before we can confirm receipt.

Toronto Dominion Banking
Address: 220 Commerce Valley W Suite 100, Markham, ON, L3T 0A8
Account Holder: RE/MAX Excel Realty Ltd., Brokerage Real Estate Trust Account
Payable Name: RE/MAX Excel Realty Ltd., In Trust
Transit #: 18822
Institution #: 004
Account #: 5222180
Swift Code: TDOMCATTTOR

Intermediary Bank: Bank of America
Intermediary Bank Address: New York, New York USA
Routing Number: 026009593

Buyer to pay $17.50 Service Charge (only applies on Wire Transfer. No service charge for Direct Deposit).

This form must be initialled by all parties to the Agreement of Purchase and Sale.

INITIALS OF BUYER(S): 　　**INITIALS OF SELLER(S):** FZ

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 505 Revised 2023 Page 1 of 1

OREA Ontario Real Estate Association

Form 320
for use in the Province of Ontario

Confirmation of Co-operation and Representation Buyer/Seller

BUYER: Cestar Holdings INC.

SELLER: Visionary Education Technology Holdings Group Inc.

For the transaction on the property known as: 41 Metropolitan Rd E Toronto ON M1R 2T5

DEFINITIONS AND INTERPRETATIONS: For the purposes of this Confirmation of Co-operation and Representation:
"Seller" includes a vendor, a landlord, lessor or a prospective seller, vendor, landlord or lessor and "Buyer" includes a purchaser, tenant, lessee or a prospective buyer, purchaser, tenant or lessee and "sale" includes a lease, and "Agreement of Purchase and Sale" includes an Agreement to Lease. Commission shall be deemed to include other remuneration.

The following information is confirmed by the undersigned salesperson/broker representatives of the Brokerage(s). If a Co-operating Brokerage is involved in the transaction, the brokerages agree to co-operate, in consideration of, and on the terms and conditions as set out below.

DECLARATION OF INSURANCE: The undersigned salesperson/broker representative(s) of the Brokerage(s) hereby declare that he/she is insured as required by the Real Estate and Business Brokers Act, 2002, (REBBA).

1. LISTING BROKERAGE

a) ☒ The Listing Brokerage represents the interests of the Seller in this transaction. It is further understood and agreed that:

1) ☒ The Listing Brokerage is not representing or providing Customer Service to the Buyer.
(If the Buyer is working with a Co-operating Brokerage, Section 3 is to be completed by Co-operating Brokerage)

2) ☐ The Listing Brokerage is providing Customer Service to the Buyer.

b) ☐ **MULTIPLE REPRESENTATION:** The Listing Brokerage has entered into a Buyer Representation Agreement with the Buyer and represents the interests of the Seller and the Buyer, with their consent, for this transaction. The Listing Brokerage must be impartial and equally protect the interests of the Seller and the Buyer in this transaction. The Listing Brokerage has a duty of full disclosure to both the Seller and the Buyer, including a requirement to disclose all factual information about the property known to the Listing Brokerage. However, the Listing Brokerage shall not disclose:

- That the Seller may or will accept less than the listed price, unless otherwise instructed in writing by the Seller;
- That the Buyer may or will pay more than the offered price, unless otherwise instructed in writing by the Buyer;
- The motivation of or personal information about the Seller or Buyer, unless otherwise instructed in writing by the party to which the information applies, or unless failure to disclose would constitute fraudulent, unlawful or unethical practice;
- The price the Buyer should offer or the price the Seller should accept;
- And; the Listing Brokerage shall not disclose to the Buyer the terms of any other offer.

However, it is understood that factual market information about comparable properties and information known to the Listing Brokerage concerning potential uses for the property will be disclosed to both Seller and Buyer to assist them to come to their own conclusions.

Additional comments and/or disclosures by Listing Brokerage: (e.g., The Listing Brokerage represents more than one Buyer offering on this property.)

2. PROPERTY SOLD BY BUYER BROKERAGE – PROPERTY NOT LISTED

☐ The Brokerage .... represent the Buyer and the property is not listed with any real estate brokerage. The Brokerage will be paid
(does/does not)

☐ by the Seller in accordance with a Seller Customer Service Agreement or: ☐ by the Buyer directly

Additional comments and/or disclosures by Buyer Brokerage: (e.g., The Buyer Brokerage represents more than one Buyer offering on this property.)

INITIALS OF BUYER(S)/SELLER(S)/BROKERAGE REPRESENTATIVE(S) (Where applicable)

BUYER	CO-OPERATING/BUYER BROKERAGE	SELLER	LISTING BROKERAGE
	RZ	FZ	

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 320 Revised 2023 Page 1 of 2

3. **Co-operating Brokerage completes Section 3 and Listing Brokerage completes Section 1.**

CO-OPERATING BROKERAGE - REPRESENTATION:

a) ☒ The Co-operating Brokerage represents the interests of the Buyer in this transaction.

b) ☐ The Co-operating Brokerage is providing Customer Service to the Buyer in this transaction.

c) ☐ The Co-operating Brokerage is not representing the Buyer and has not entered into an agreement to provide customer service(s) to the Buyer.

CO-OPERATING BROKERAGE - COMMISSION:

a) ☒ The Listing Brokerage will pay the Co-operating Brokerage the commission as indicated in the MLS® information for the property

2% of purchase price + HST .... to be paid from the amount paid by the Seller to the Listing Brokerage.
(Commission As Indicated In MLS® Information) upon closing

b) ☐ The Co-operating Brokerage will be paid as follows:

FZ

Additional comments and/or disclosures by Co-operating Brokerage: (e.g., The Co-operating Brokerage represents more than one Buyer offering on this property.)

Commission will be payable as described above, plus applicable taxes.

COMMISSION TRUST AGREEMENT: If the above Co-operating Brokerage is receiving payment of commission from the Listing Brokerage, then the agreement between Listing Brokerage and Co-operating Brokerage further includes a Commission Trust Agreement, the consideration for which is the Co-operating Brokerage procuring an offer for a trade of the property, acceptable to the Seller. This Commission Trust Agreement shall be subject to and governed by the MLS® rules and regulations pertaining to commission trusts of the Listing Brokerage's local real estate board, if the local board's MLS® rules and regulations so provide. Otherwise, the provisions of the OREA recommended MLS® rules and regulations shall apply to this Commission Trust Agreement. For the purpose of this Commission Trust Agreement, the Commission Trust Amount shall be the amount noted in Section 3 above. The Listing Brokerage hereby declares that all monies received in connection with the trade shall constitute a Commission Trust and shall be held, in trust, for the Co-operating Brokerage under the terms of the applicable MLS® rules and regulations.

SIGNED BY THE BROKER/SALESPERSON REPRESENTATIVE(S) OF THE BROKERAGE(S) (Where applicable)

Co-operating/Buyer Brokerage	Listing Brokerage
HOMELIFE NEW WORLD REALTY INC. (Name of Co-operating/Buyer Brokerage)	RE/MAX EXCEL REALTY LTD., BROKERAGE (Name of Listing Brokerage)
201 CONSUMERS RD., STE. 205 TORONTO ON M2J4G8	50 Acadia Ave Suite 120 Markham ON L3R0B3
Tel: (416) 490-1177 Fax: (416) 490-1928	Tel: 905-475-4750 Fax: 905-475-4770
RUI ZHENG 05/19/2023 (Authorized to bind the Co-operating/Buyer Brokerage) (Date)	05/23/23 (Authorized to bind the Listing Brokerage) (Date)
RUI ZHENG (Print Name of Salesperson/Broker/Broker of Record)	MICHELLE OUYANG (Print Name of Salesperson/Broker/Broker of Record)

CONSENT FOR MULTIPLE REPRESENTATION (To be completed only if the Brokerage represents more than one client for the transaction)

The Buyer and Seller consent with their initials to their Brokerage representing more than one client for this transaction.

INITIALS OF BUYER(S) **INITIALS OF SELLER(S)**

ACKNOWLEDGEMENT

I have received, read, and understand the above information.

Buyer	Date	Seller	Date
(Signature of Buyer) Costar Holdings Inc.	05/19/2023	VISIONARY EDUCATIO TECHNOLOGY HOLDINGS INC (FANY ZHOU) (Signature of Seller)	05/23/23
(Signature of Buyer)	(Date)	(Signature of Seller)	(Date)

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 320 Revised 2023 Page 2 of 2